Exhibit (a)(5)(v)

Madrid (Spain), December 1, 2022 – PagoNxt Merchant Solutions, S.L. (“PagoNxt” or “Purchaser”), in compliance with Brazilian and U.S. securities laws, and in connection with the all cash tender offers in Brazil (the “Brazilian Offer”) and in the United States (the “U.S. Offer” and, together with the Brazilian Offer, the “Offers”) commenced by PagoNxt for up to any and all of the outstanding (i) common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares” and, together with the Common Shares, the “Shares”) and units, each composed of one Common Share and one Preferred Share (the “Units”), in each case of Getnet Adquirência e Serviços para Meios de Pagamento S.A. – Instituição de Pagamento, a company incorporated under the laws of the Federative Republic of Brazil (the “Company” or “Getnet”), traded on B3 S.A. - Brasil, Bolsa, Balcão (the “B3”) and (ii) American Depositary Shares, each representing two Units (the “ADSs” and, together with the Shares and the Units, the “Securities”) of the Company, hereby announces that at 5:00 p.m. New York City time (7:00 p.m. São Paulo time) on November 30, 2022, the initial offering period for the U.S. Offer expired as scheduled.

In total, according to information provided by The Bank of New York Mellon, as tender agent in the U.S. Offer, a total of 17,356,240 ADSs, representing in the aggregate approximately 10.98% of the Company’s outstanding ADSs and approximately 93.30% of the ADSs not held by Purchaser, any directors or officers of the Company, or any affiliates of Purchaser were validly tendered into and not validly withdrawn from the U.S. Offer. According to information provided by the tender agent, as of the Expiration Time, the ADSs tendered in the U.S. Offer represent in the aggregate, on a per Share basis, approximately 3.72% of the Company’s outstanding share capital and approximately 36.94% of the Shares not held by Purchaser, any directors or officers of the Company, or any affiliates of Purchaser. No Shares or Units were tendered in the U.S. Offer. In addition, at 1:00 p.m. New York City time (3:00 p.m. São Paulo time) on December 1, 2022, the auction was held on the B3 as part of the concurrent Brazilian Offer (the “Auction”). At the Auction, according to information provided by the B3, a total of 1,071,982 Common Shares, 2,754,680 Preferred Shares and 10,105,105 Units, representing in the aggregate, on a per Share basis, approximately 1.29% of the Company’s outstanding share capital and approximately 12.79% of the Shares not held by PagoNxt, any directors or officers of the Company, or any affiliates of PagoNxt, were validly tendered into and not validly withdrawn from the Brazilian Offer.

As a result, according to information provided by the tender agent in the U.S. Offer and the B3, a total of 1,071,982 Common Shares, 2,754,680 Preferred Shares, 10,105,105 Units and 17,356,240 ADSs representing in the aggregate, on a per Share basis, approximately 5.01% of the Company’s outstanding share capital and approximately 49.73% of the Shares not held by PagoNxt, any directors or officers of the Company, or any affiliates of PagoNxt, were validly tendered into and not validly withdrawn from the Offers.

Approximately 66.96% of the total number of Unaffiliated Securities, on a per Share basis, held by Consenting Shareholders and Dissenting Shareholders (in each case, as defined in the offer to purchase dated October 31, 2022 (as amended on December 1, 2022) (as it may be amended or supplemented from time to time, the “U.S. Offer to Purchase”)) were validly tendered into and not validly withdrawn from in the Offers or the holders of such Securities expressed their agreement with the deregistration of the Company as a publicly-held company in Brazil with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”). As a result, all conditions to the U.S. Offer having been satisfied, PagoNxt accepted for payment, and expects to pay for, all Securities validly tendered into and not validly withdrawn from pursuant to the U.S. Offer in the initial offering period. PagoNxt’s shareholding in the Company will increase to 1,771,207,189 Shares representing approximately 94.88% of the Company’s outstanding share capital.

In accordance with the terms of the U.S. Offer, PagoNxt expects to pay for the Securities tendered and accepted for payment as part of the U.S. Offer on December 5, 2022. The price per Security in Brazilian reais will be converted to U.S. dollars based on the exchange rate reported by the Brazilian Central Bank (Banco Central do Brasil) on December 2, 2022, the business day prior to the settlement date of the U.S. Offer.

As required under Brazilian law and in compliance with the procedures provided for under CVM Resolution No. 85/2022, Purchaser is commencing a subsequent offering period for the U.S. Offer, pursuant to Rule 14d-11 under the Exchange Act (the “U.S. Subsequent Offering Period”) which will expire at 5:00 p.m. New York City time (7:00 p.m. São Paulo time) on March 2, 2023. Purchaser will also commence a concurrent separate subsequent offering period on equivalent terms in Brazil (the “Brazilian Subsequent Offering Period”).

The U.S. Subsequent Offering Period relates only to the U.S. Offer and is available only to holders of Shares and Units that are residents of, or located in, the United States, and to all holders of ADSs, wherever located.

During the U.S. Subsequent Offering Period, all holders of Securities eligible to be tendered in the U.S. Offer that were not acquired during the initial offering period of the U.S. Offer will have a right to tender such Securities to Purchaser until 5:00 p.m. New York City time (7:00 p.m. São Paulo time) on March 2, 2023, for the same cash consideration per Security (in Brazilian reais, but payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank (Banco Central do Brasil) on the business day prior to the applicable settlement date) that they would have received during the initial offering period in respect of their Securities, as adjusted by the SELIC rate, the Brazilian base interest rate, until the date of effective payment. Purchaser expects to pay for all validly tendered and not validly withdrawn Securities during the U.S. Subsequent Offering Period in up to 15 calendar days from the date on which the relevant Securities are tendered.

The U.S. Subsequent Offering Period will expire at 5:00 p.m., New York City time, on March 2, 2023, unless extended. Securities tendered into the U.S. Offer during the U.S. Subsequent Offering Period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities.

The Brazilian Subsequent Offering Period will expire at 7:00 p.m. São Paulo time on March 2, 2023. ADSs may not be tendered in the Brazilian Offer. Separate offering documents relating to the Brazilian Subsequent Offering Period are being published in Brazil.

Ignacio Narvarte Ichazo

Deputy Chief Executive Officer

PagoNxt Merchant Solutions, S.L.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of PagoNxt, Getnet and their respective affiliates resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of PagoNxt or Getnet undertakes any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Important Additional Information And Where To Find It

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Getnet Shares, Units and ADSs. The tender offers for the outstanding Shares, Units and ADSs of Getnet were commenced on October 31, 2022 by PagoNxt. The solicitation and offer to buy Getnet Shares, Units and ADSs is being made by PagoNxt pursuant to a tender offer statement on Schedule TO that was filed with the SEC on October 31, 2022 (including an offer to purchase, related letters of transmittal and certain other tender offer documents) and a transaction statement on Schedule 13E-3 filed with the SEC on October 31, 2022, in each case, as amended or supplemented from time to time. In addition, Getnet filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offers on November 14, 2022. Investors and security holders are urged to read these materials carefully as they contain important information, including the terms and conditions of the tender offers. The offer to purchase, solicitation/recommendation statement and related materials have been filed with the SEC and investors and security holders may obtain a free copy of these materials and other documents filed by PagoNxt and Getnet with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by Getnet at ri.getnet.com.br/en/.